Exhibit 10.2

FIRST INTERSTATE BANCSYSTEM, INC. 2023 EQUITY AND
INCENTIVE PLAN RESTRICTED STOCK UNIT GRANT AGREEMENT
This Restricted Stock Unit Grant Agreement (“Agreement”) is made and entered into as of the date specified in Exhibit A (referred to as “Grant Date”) between First Interstate BancSystem, Inc. (the “Company”), and the below named Participant, a Director of the Company.
The Company and Participant agree as follows:
1.Precedence of Plan. This Agreement is subject to and will be construed in accordance with the terms and conditions of the First Interstate BancSystem, Inc. 2023 Equity and Incentive Plan (“the Plan”), as now or hereinafter in effect. Any capitalized terms used in this Agreement without being defined and that are defined in the Plan will have the meaning specified in the Plan. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and the Plan, the terms and conditions of the Plan shall govern.
2.Grant of Restricted Stock Unit Award. Participant is hereby granted a Restricted Stock Unit Award for the number of Restricted Stock Units as listed in the Notice of Restricted Stock Unit Award, attached hereto as Exhibit A. The Restricted Stock Units relate on a one-for-one basis to shares of the Company’s Common Stock (or, if determined in the discretion of the Committee, the right to receive a cash amount equal to the Fair Market Value of one share of Common Stock). The Restricted Stock Units shall be credited to a separate account maintained for Participant on the books and records of the Company (the "Account"). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.
3.Vesting.
a.Time Vesting. The Restricted Stock Units shall vest (meaning Participant’s right to the Restricted Stock Units becomes nonforfeitable), on June 1, 2026 (“Time-Based Vesting Date”), provided that Participant’s Continuous Service has not terminated as of the earlier of June 1, 2026 and the date of the Company’s annual shareholder meeting in calendar year 2026. The period during which a Restricted Stock Unit is unvested is the “Restricted Period.”
b.Death or Disability of Participant. Notwithstanding the vesting schedule included in Participant’s Notice of Restricted Stock Unit Award, if Participant’s Continuous Service is terminated due to death or Disability, all the Restricted Stock Units granted pursuant to this Agreement shall become one hundred percent vested and the Restricted Period shall lapse as of the date of such termination of Continuous Service due to Participant’s death or Disability.
c.Termination of Continuous Service in Connection with Change in Control. In the event of a Participant’s termination of Continuous Service as a result of the Participant’s termination of Continuous Service without Cause during the 12-month period following the closing date of a Change in Control (“Involuntary Termination”), 100% of the Restricted Stock Units will become 100% vested and the Restricted Period will lapse as of the date of such termination of Continuous Service.
4.Forfeiture.
a.Forfeiture. Except as provided in paragraphs 3.a., 3.b. and 3.c. above, in the event that Participant has a termination of Continuous Service during the Restricted Period, all Restricted Stock Units which are not vested as of the date of such termination of Continuous Service will be forfeited to the Company as of the date of Participant’s termination of Continuous Service and Participant shall have no further rights with respect to such unvested Restricted Stock Units. Notwithstanding the foregoing, in the event that Participant’s termination of Continuous Service is as a result of termination by the Company for Cause at any time, Participant will forfeit all Restricted Stock Units granted under this Agreement, regardless if vested or unvested as of the date of such termination of Continuous Service.
b.Clawback. Pursuant to Section 15.2 of the Plan, every Award issued pursuant to the Plan is subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or any policy of the Company, including the First Interstate BancSystem, Inc. Clawback Policy. By accepting this Restricted Stock Unit Award, Participant agrees to be bound by, and comply with, the terms of any such forfeiture or “clawback” provision imposed by applicable federal or state law or prescribed by any policy of the Company.
5.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Restricted Stock Units are settled or paid out in accordance with Section 7 or any deferral election made in accordance with Section 10 hereto, the Restricted Stock Units and the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by Participant and all of Participant’s rights to such Restricted Stock Units shall immediately terminate without any payment or consideration by the Company.
6.Rights as a Shareholder.
a.Voting and Other Rights. Except as set forth in Section 6(b) below with respect to certain Dividend Equivalent rights, Participant shall have no rights of a shareholder, and will not be treated as an owner of any shares of Common Stock issuable in settlement of the Restricted Stock Unit Award, except with respect to shares of Common Stock that have actually been issued in settlement of any Restricted Stock Units.
b.Dividend Equivalent Rights. If, prior to the applicable Distribution Date (as defined below) of the applicable Restricted Stock Units settled on such Distribution Date (or, with respect to a Restricted Stock Unit as to which a further deferral election has been made under Section 10 below, also during the period prior to the date the applicable Restricted Stock Units are to be settled under the terms of such deferral election), the Company declares a cash or stock dividend on the shares of Common Stock, then, on the payment date of the dividend, Participant’s Account shall be credited with Dividend Equivalents in an amount equal to the dividends that would have been paid to Participant if one share of Common Stock had been issued on the Grant Date for each Restricted Stock Unit granted to Participant as set forth in this Agreement. Dividend Equivalents shall be subject to the same vesting terms and Restricted Period as the Restricted Stock Units to which they are attributable and shall be paid on the same Distribution Date, subject to any deferral election made pursuant to Section 10 below, that the Restricted Stock Units to which they are attributable are settled or paid in accordance with Section 7 hereof (subject to any deferral election made pursuant to Section 10 below). Dividend Equivalents credited to a Participant’s Account shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of the Dividend Equivalents, if any.
7.Settlement of Restricted Stock Units. Subject to Section 9 and subject to any deferral election made pursuant to Section 10 below, in the event that one or more Restricted Stock Unit vests and the Restricted Period applicable to such Restricted Stock Unit lapses, the Company will issue (A) a number of shares of Common Stock (or, in the Committee’s discretion, a lump sum cash payment equal to the Fair Market Value of such shares of Common Stock) to Participant in settlement and payment of the applicable portion of the Restricted Stock Unit Award equal to the number of then-vested Restricted Stock Units and (B) a lump sum of cash equal to any Dividend Equivalents credited with respect to such vested Restricted Stock Units or, at the discretion of the Committee, shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents, on the earliest of:
a.the 30-day period following the Time-Based Vesting Date on which the Restricted Stock Units vests under Section 3.a.; or
b.the 30-day period following the date of Participant’s termination of Continuous Service (i) as a result of Participant’s death, (ii) following Participant’s Disability or (iii) as a result of a Participant’s Involuntary Termination during the 12-month period following the closing date of a Change in Control. Upon such date (but subject to any deferral election made pursuant to Section 10), the applicable “Distribution Date,” Participant shall have no further rights with respect to any Restricted Stock Units that are settled under this Section 7 or that terminate pursuant to Section 3 as of the applicable Distribution Date.
8.Stock Register. Subject to any deferral election made pursuant to Section 10 below, on the applicable Distribution Date, to the extent payment is made in shares of Common Stock, the Company will deliver to Participant (or in the case of Participant’s death, to Participant’s beneficiary) the shares of Common Stock (rounded down to the nearest full share) by entering such shares in book-entry form.
9. Withholding. Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to Participant pursuant to this Agreement and the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit Participant to satisfy any federal, state, local, FICA or similar tax withholding obligation by any of the following means, or by a combination of such means: (i) tendering a cash payment, including through withholding from other compensation payable by the Company to Participant or (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to Participant on a Distribution Date or such later date pursuant to a deferral election made under Section 10 below;

provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, deferral, settlement or payment of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items.
10.Deferral Election. Subject to any conditions deemed appropriate from time to time by the Committee (including suspension of the right to elect deferrals), Participant may elect to defer the Distribution Date set forth in Section 7 above provided by the Company and incorporated by reference to this Agreement as Exhibit B.
11.General Provisions.
a.Tax Advisor Consultation. Participant represents Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.
b.Data Privacy. In order to administer the Plan, the Company may process personal data about Participant. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about Participant such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this grant, Participant gives explicit consent to the Company to process any such personal data.
c.Consent to Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, Participant agrees that the Company may deliver or cause to be delivered the Plan prospectus and the Company’s annual report to Participant in an electronic format. The Company’s prospectus is available electronically within the Participant’s Fidelity account at https://nb.fidelity.com and the Company’s annual report is located electronically at www.fibk.com. If at any time Participant would prefer to receive paper copies of these documents, as Participant is entitled to, please contact Fidelity Stock Plan Services at (800) 544-9354 to request paper copies of these documents.
d.Fractions. To the extent that the Company is obligated to issue a fractional number of Restricted Stock Units, such number will be rounded down to the nearest whole share number.
e.Receipt of Plan. By entering into this Agreement, Participant acknowledges (i) that they have received and read a copy of the Plan and (ii) that this Agreement is subject to and will be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect.
f.Not a Service Contract. This Agreement is not a service contract and it does not provide any right to Participant to continue to serve as a Director and nothing in this Agreement may be deemed to create in any way whatsoever any obligation on the part of Participant to remain in the service of the Company as a Director or otherwise or for the Company to continue Participant in the service of the Company as a Director or otherwise.
g.Further Action. The parties agree to execute such further instruments and to take such further action as reasonably may be necessary to carry out the intent of this Agreement.
h.Interpretation. The interpretations and constructions of any provision of and determinations of any question arising under the Plan or this Agreement will be made by the Company, and all such interpretations, constructions and determinations will be final and conclusive as to all parties. This Agreement, as issued pursuant to the Plan, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings. The invalidity or unenforceability of any provision hereof will in no way affect the validity or enforceability of any other provision hereof. This Agreement may be executed in counterparts, all of which will be deemed to be one and the same instrument, and it is sufficient for each party to have executed at least one, but not necessarily the same, counterpart. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement in any way.

i.Governing Law; Venue. This Agreement and the rights and obligations of the parties hereto will be governed by and construed in accordance with the laws of the State of Delaware. The parties agree that any action brought by either party to interpret or enforce any provision of the Plan or this Agreement must be brought in the state or federal court located in Wilmington, Delaware, and the parties irrevocably submit to the exclusive jurisdiction of that court for any action, suit or proceeding, and hereby waive any right to contest such jurisdiction or change such venue on any grounds.
j.Successors. This Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns.
k.Further Documents. Upon request of the Company, Participant shall execute any further documents or instruments which the Company deems necessary or reasonably desirable to carry out the purposes or intent of this Agreement.
l.Adjustment for Stock Split. All references to the number of Restricted Stock Units and shares of Common Stock in this Agreement shall be adjusted to reflect any stock split, stock dividend or other change in the shares of Common Stock which may be made after the date of this Agreement.
m.Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
n.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect Participant’s material rights under this Agreement without Participant’s consent.
o.Section 409A. This Agreement, and the deferral election attached hereto as Exhibit B, are intended to comply with Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement or any deferral election comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A. Notwithstanding anything in this Agreement or any deferral election to the contrary, this Agreement or a deferral election made under Section 10 above may be amended, as reasonably requested by the Company, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder. A termination of Continuous Service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation upon or following a termination of Continuous Service unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination of Continuous Service,” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in the Agreement, if Participant is deemed a "specified employee" within the meaning of Section 409A, as determined by the Committee, at a time when Participant becomes eligible for settlement or payment of the Restricted Stock Units as a result of their termination of Continuous Service, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement or payment will be delayed until the earlier of: (a) the business day following the date that is six months following Participant’s termination of Continuous Service and (b) Participant’s death.

IN WITNESS WHEREOF, the Company, by a duly authorized officer of the Company, and Participant have executed this Agreement effective as of the Grant Date as stated in Exhibit A.

FIRST INTERSTATE BANCSYSTEM, INC.
By: James A. Reuter	Signed Electronically
Title: President and CEO	Participant Signature
Address: 401 North 31st Street Billings, MT

EXHIBIT A

NOTICE OF RESTRICTED STOCK UNIT AWARD
FIRST INTERSTATE BANCSYSTEM, INC.

Participant Name	Participant Name
Participant ID	Participant ID
Plan Name	First Interstate BancSystem, Inc. 2023 Equity & Incentive Plan
Number of Restricted Stock Units Awarded	Number of RSUs Granted
Grant Date	Grant Date
Time-Based Vesting Date*:
Vest Date

*The lapse of the Restricted Period and the vesting of any Restricted Stock Units granted under this Restricted Stock Unit Award require that Participant has remained in Continuous Service from the Grant Date through the earlier of the applicable vesting date or the date of the Company’s 2026 annual shareholder meeting unless otherwise specified in sections 3.b. or 3.c.

EXHIBIT B

FIRST INTERSTATE BANCSYSTEM, INC.
RESTRICTED STOCK UNIT
DEFERRAL ELECTION
The following election constitutes an election by the undersigned Participant (“you”) to defer payment of vested benefits and recognition of income pursuant to the Restricted Stock Unit (“RSU”) Grant Agreement (“RSU Agreement”) between you and First Interstate BancSystem, Inc. (“Company”) under the Company’s 2023 Equity and Incentive Plan. Capitalized terms used but not defined have the meanings set forth in the Company’s Plan or standard form RSU grant agreement.
Restricted Stock Unit Deferral Election
Section 1
You understand you are not obligated to make a deferral election with respect to your RSU in the manner offered on this election form. If you do not make a deferral election on this form related to your RSU, the date on which the RSUs are settled and you receive payment with respect to the vested RSU (the “Distribution Date”) will be the earlier of:
(a)the Time-Based Vesting Date of June 1, 2026, or
(b) the date of your termination of Continuous Service as a result of your death or Disability, or
(c)the date of your termination of Continuous Service as a result of your involuntary termination of employment without Cause within the 12-month period following the closing date of a Change in Control, or as soon as practicable thereafter, but in no later event later than the date that is thirty (30) days after the Distribution Date.
Even if you make a deferral election on this form with respect to your RSU (including any Dividend Equivalents credited with respect to your RSU), the Shares underlying your vested RSU will be distributed to you (or your heirs or estate) earlier than the date you elect in Section 2 below in the event of (1) your termination of Continuous Service as a result of your Disability or death or (2) your termination of Continuous Service as a result of your involuntary termination of employment without Cause within the 12-month period following the closing date of a Change in Control.
Section 2
To defer the Distribution Date of the RSU beyond the date specified in your RSU Agreement, the following rules will apply to your deferral election with respect to your RSU under this Deferral Election and, to the extent your election under this Section 2 does not conform with these rules, your election will be void and the original Distribution Date will continue to apply:
•Your Deferral Election under this Section 2 related to your RSU will become irrevocable as of the day after it is delivered to the Company, subject to the Company's review of this Deferral Election to ensure that it complies with all the requirements set forth herein, in the RSU Agreement and in the Plan.
•Your Deferral Election with respect to your RSU under this Section 2 will not be given effect until twelve (12) months and one day after the date on which it becomes irrevocable.
•The date specified in your Deferral Election with respect to the deferral of your RSU under Section 2 must be after the date that is five (5) years after the particular payment event date that would have applied in the absence of your election under this Section 2.
You agree to defer the Distribution Date applicable to your RSU so that the Shares underlying your vested RSU will be issued to you:
In one Installment on June 1, 2031.

General Provisions and Acknowledgments
1.Award is Unfunded. You understand that the Company has not formally funded your award of RSUs and that you are considered a general unsecured creditor of the Company with respect to your rights under the award of RSUs.
2.Taxes. You understand and acknowledge that current tax law provides that amounts deferred will be taxable as ordinary income in the year paid. You, however, agree and acknowledge that you may be subject to employment taxes on the original vesting date(s). If the Committee (as defined in the Plan) determines that the Company is required to withhold for any taxes, including, but not limited to, income or employment taxes, prior to the date of deferred payout, you agree that, if you do not make other arrangements that are satisfactory to the Committee, in its sole discretion, the Company may withhold from other compensation due to you.
3.Section 409A. It is the intent of this Deferral Election to comply with the requirements of Section 409A so that none of the deferred RSUs or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding the foregoing, in no event will the Company, any Affiliate or the Committee have any liability to you for such tax or penalty or any other tax consequences relating to your RSU, under the Plan, the RSU Agreement or the Deferral Election.
4.Subject to Plan. This Deferral Election is in all respects subject to the terms and conditions of the Plan. Should any inconsistency exist between this Deferral Election, the Plan, the RSU Agreement and/or any applicable law, then the provisions of either the applicable law or the Plan will control, with the Plan subordinated to the applicable law and the RSU Agreement subordinated to this Deferral Election.
The Company shall have sole discretion to revise the terms of this election form, or the procedures with respect to making this election or any election change, to the extent the Company deems it helpful or appropriate to comply with applicable law.

Participant Signature

Participant Name

Date